Exhibit 99.5

Consent as Designee to JAWS Spitfire Acquisition Corporation Board of Directors

The undersigned hereby consents, pursuant to Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), to be named as a director of JAWS Spitfire Acquisition Corporation (the “Registrant”) upon consummation of the business combination described in the registration statement on Form S-4 filed by the Registrant with the Securities and Exchange Commission (Registration No. 333-256057) for the registration under the Securities Act of securities issuable in connection with the business combination involving Velo3D, Inc. and the Registrant. The undersigned also consents to the filing of this consent as an exhibit to such registration statement and any amendments thereto.

/s/ Ricardo Angel
July 20, 2021